Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Announces a late Filing of First Quarter Financial Results Due to Change in Auditors

London, Ontario May 20, 2009 – Stellar Pharmaceuticals Inc. (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost effective products for select health care markets, today announced that the Stellar has appointed McGovern, Hurley, Cunningham, LLP as its auditors in place of Deloitte & Touche LLP who were Stellar's former auditors and who resigned at Stellar's request. McGovern, Hurley, Cunningham, LLP will also be proposed for re-appointment by the shareholders of Stellar at Stellar’s annual meeting to be held on June 17, 2009.  The resignation of the former auditor and the appointment of the successor auditor have been approved by both Stellar's audit committee and its board of directors.

The reports of Deloitte on Stellar's financial statements for the fiscal years ended December 31, 2008 and 2007, and for any period subsequent thereto for which an audit report was issued and preceding the date hereof, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the fiscal years ended December 31, 2007 and 2008 and through the date of dismissal of Deloitte, there were no “Reportable Events” within the meaning of National Instrument 51-102 of the Canadian Securities Administrators or Item 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act.  The company will be filing its change of auditor reporting package on www.sedar.com  and www.sec.gov in due course in accordance with applicable securities laws.

It should be noted that this decision was not generated by any dispute related to the first quarter numbers. However, this change will result in a late filing of the Company’s first quarter results, which are anticipated to be filed on or about May 29, 2009.

“It is unfortunate that the change of auditor process has taken so long and resulted in a late filing of Stellar’s first quarter results. This will delay getting the details of a positive first quarter out to our shareholders,” stated Peter Riehl, Stellar’s President and CEO, “This is the strongest first quarter in the Company’s history, with revenues up substantially in all markets resulting in a significant increase in gross profits.  Although the delay is unfortunate, I feel this change will be a positive one for the longer term”.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis;

and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For More Information Please Contact:

Stellar Pharmaceuticals Inc.		Arnold Tenney
Peter Riehl	Or	(416) 587-3200
President & CEO
(800) 639-0643 or (519) 434-1540
e-mail Corpinfo@StellarPharma.com